Exhibit 10.51

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Third Amendment

to

License Agreement

between

Argos Therapeutics, Inc.

(hereinafter “Argos”)

- and -

Lummy (Hong Kong) Co., Ltd.

(hereinafter “China Company”)

This Amendment is made as of and effective March 23th, 2018 (“Effective Date”), contingent on the full execution of the Amended Second Stock Purchase Agreement between China Company and Argos “Second SPA”).

WHEREAS, Argos and China Company entered into a license agreement dated April 7, 2015 (the “License Agreement”), as first amended on December 5, 2016, and amended a second time on October 19, 2017;

WHEREAS, the License Agreement, as amended, set forth certain royalties and milestones, which the parties wish to amend contingent on the full execution of the Amended Second SPA;

WHEREAS the parties now require that the License Agreement be amended as set forth herein,

the parties agree to amend the License Agreement as follows:

1.	Section 3.3 is amended to read in its entirety as follows:

3.3       Milestones. Subject to the terms and conditions of this Agreement, China Company shall make the non-refundable, non-creditable milestone payments to Argos set forth below no later than [**] days after the earliest date on which the corresponding milestone event has first been achieved with respect to a Licensed Product.

Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

[**]

The following shall be deemed to be material breaches of this Agreement, subject, however to the notice and cure period set forth in 10.2.l(a): (a) the Milestone Event set forth in (i) above is not completed within [**] months after the Trigger Event, (b) the Milestone Event set forth in (iii) above is not completed within [**] months after the Trigger Event, or (c) the Milestone Event set forth in (vi) above is not completed within [**] months after the Trigger Event, and, in each case, the failure to complete the applicable Milestone Event is not directly related to acts or omissions by Argos. In addition, failure to achieve the following shall be deemed to be material breaches of this Agreement: (i) within [**] months of the first [**] U.S. FDA approvals obtained by Argos for a Licensed Product, China Company must Initiate Clinical Study of said Licensed Products, and (ii) within [**] months from Initiation of a Pivotal Clinical Study for said Licensed Products, China Company must submit the relevant application(s) for the Regulatory Approval to Commercialize said Licensed Products. Notwithstanding the foregoing, the Parties acknowledge and agree that the regulatory process to obtain Regulatory Approval for the Licensed Product in the China Company Territory has a high level of uncertainty and in the event that the failure to achieve a milestone set forth in (vi), (vii), or (viii) is primarily attributable to regulatory requirements or delays caused by Regulatory Authorities in the China Company Territory which are out of the control of China Company and which could not reasonably be anticipated as of the Effective Date (an “Intervening Regulatory Event”), the Parties agree to renegotiate the relevant Milestone Events in good faith in a manner reasonably taking into consideration the Intervening Regulatory Event.

All other terms and conditions will remain the same.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized corporate officers or representatives as of the Effective Date of this Amendment.

Argos Therapeutics, Inc.		Lummy (Hong Kong) Co., Ltd.

By:	/s/ Jeff Abbey	By:	/s/ Xuefeng Leng

Name:	Jeff Abbey	Name:	Xuefeng Leng

Title:	President and CEO	Title:	Director